SGREENTECH HOLDINGS LIMITED

2 May 2011

Dr Charlie In

32 Upper Serangoon View #03-44

Singapore 534209

Dear Sir,

Converting Loan Agreement

1.           Background

1.1         SGreenTech Holdings Ltd (ST) is pleased to invite Dr Charlie In (Lender) to participate in a converting loan arrangement in ST and Lender has agreed to provide the unsecured converting loan to ST to facilitate its public listing application in the US.

2.           Loan

2.1         Upon execution of this letter the Lender agrees to advance USD $100,000 to ST in accordance with the terms of this letter on the Agreement Date.

Loan Amount	USD $	100,000

Internal Rate of Return per annum 12 months from the date of execution or earlier by conversion		25%

3.           Conversion of Loan Amounts to Equity

3.1         The Lender shall have the right to convert the Loan Amount to fully paid ordinary shares in ST US listed entity at a conversion rate of USD $0.005 per share upon approval being obtained from the relevant authorities and shareholders and, upon conversion, ST's obligations under this agreement will be fully discharged.

3.2         For each ST share issued on conversion of the Loan Amount, the Lender will receive one free option to acquire one ST share exercisable at A$0.005 on or before 30 June 2014, provided that the options must be exercised if, after December 31 2011, the VWAP for ST’s ordinary shares for any thirty-day period exceeds A$0.01.

3.3         Should the US public listing does not complete, ST shall seek alternative merger opportunities and the Loan Amount shall continue for the duration of the Term, with a continuing right to conversion on the same terms.

4.           Redemption

4.1         The Lender shall have a right to redeem the Loan Amount at maturity if not converted.

5.           Representations and Warranties

5.1         As at the date of this agreement ST represents and warrants to the Lender and the Lender relies on this to enter into this agreement that:

(a)         it is validly existing under the laws of its place of incorporation;

(b)         it has the power to enter into and perform its obligations under this agreement;

(c)         the entry into and performance of this agreement has been authorised and will not violate ST's constitution or any other law or agreement binding it; and

(d)         this agreement constitutes legal, valid and binding obligations of ST, enforceable against ST accordance with its terms.

5.2         By agreeing to provide the Loan Amount, the Lender represents, warrants and agrees for the benefit of ST and its related bodies corporate that:

(a) agrees to provide the Loan Amount on the terms set out in this letter and subject to the constitution of ST;

(b) it acknowledges that no formal offering memorandum, prospectus or other disclosure document has been or will be prepared or delivered in connection with the Placement under the Corporations Act or any other law or regulation;

(c) it has had access to all information that Lender believes is necessary or appropriate in connection with, and for an adequate time prior to, the transaction and has been give the opportunity to ask such questions of and receive answers from, representatives of ST to be able to make informed investment decisions;

(d) it has such knowledge and experience in financial and business matters that Lender is capable of evaluating the merits and risks of the transaction; and

(e) it is aware that publicly available information about ST can be obtained from the Hong Kong Company Registry.

6.           Governing law and Jurisdiction

This agreement shall be governed by the laws of Hong Kong and the parties will submit to the non-exclusive jurisdiction of the Courts of Hong Kong.

7.           Entire agreement

This agreement constitutes the entire agreement between the parties to the exclusion of all prior representations, understandings and agreements between us. Any variation of the terms of this agreement must be in writing signed by each party.

Yours sincerely

Spencer Chan

Chairman

The terms and conditions of the short term loan as set out in this document are agreed and accepted by the Lender.

Dr Charlie In

2 May 2011